EXHIBIT 3.1
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ASSETMARK FINANCIAL HOLDINGS, INC.

AssetMark Financial Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the present name of the Corporation is AssetMark Financial Holdings, Inc., that the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 25, 2013 under the name “AqGen Liberty Management II, Inc.,” and the Corporation’s amended and restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 5, 2019 (as amended and restated, the “Amended and Restated Certificate of Incorporation”).

SECOND: That the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment (the “Amendment”) to be advisable and in the best interests of the Corporation and its stockholders, and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed Amendment is as follows:
RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing Section 9.1 of Article IX so that, as amended, said Section shall be and read as follows:

Section 9.1 Limited Liability. To the fullest extent permitted by law, no director or officer of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of this Corporation shall be limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal or elimination of this Section 9.1, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 9.1, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination. Solely for purposes of this paragraph, "officer" shall have the meaning provided in Section 102(b)(7) of the DGCL as amended from time to time.

THIRD: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

FOURTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: That Section 9.1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

Section 9.1 Limited Liability. To the fullest extent permitted by law, no director or officer of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of this Corporation shall be limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal or elimination of this Section 9.1, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 9.1, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination. Solely for purposes of this paragraph, "officer" shall have the meaning provided in Section 102(b)(7) of the DGCL as amended from time to time.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 5th day of June, 2023.

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By:	/s/ Ted F. Angus
Authorized Officer

Title:	EVP, General Counsel

Name:	Ted F. Angus
Print or Type

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